                  STOCK PURCHASE AGREEMENT


                            among


                     NEWFLO CORPORATION,

                  THE SELLING STOCKHOLDERS
                    LISTED ON SCHEDULE I



                             and


                  PRECISION CASTPARTS CORP.





                  Dated as of June 28, 1996










                      TABLE OF CONTENTS

                          ARTICLE I

                         DEFINITIONS

1.1       Definitions                                   1

                         ARTICLE II

                 SALE AND PURCHASE OF SHARES

2.1       Purchase of Shares                            9
2.2       Closing                                      10
2.3       Payment of Purchase Price                    10
2.4       Redemption, Conversion and Exercise          13
2.5       Letters of Credit                            14

                         ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF EACH SELLER

3.1       Title to Shares                              15
3.2       Due Authorization                            15
3.3       Consents and Approvals; Authority
          Relative to this Agreement                   16
3.4       Brokers Fees                                 16

                         ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1       Due Incorporation; Capitalization            16
4.2       Financial Statements                         17
4.3       Reports                                      18
4.4       Title to Properties                          19
4.5       Patents and Trademarks                       19
4.6       Contracts                                    19
4.7       Insurance                                    20
4.8       Employee Benefit Plans                       21
4.9       Taxes                                        22
4.10      No Defaults or Violations                    23
4.11      Litigation                                   23
4.12      Brokers                                      24
4.13      Due Authorization                            24
4.14      Consents and Approvals; Authority
          Relative to This Agreement                   24
4.15      Environmental Matters                        25
4.16      Absence of Changes                           26
4.17      Employment Matters                           26

Page i

4.18      Customer and Distributor Relationships       26
4.19      Product Warranty                             26
4.20      Disclaimer of Other Representations
          and Warranties; Disclosure; Bring-Down       26

                          ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1       Due Incorporation                            27
5.2       Due Authorization                            28
5.3       Consents and Approvals; Authority Relative
          to This Agreement                            28
5.4       Knowledge of Inaccuracies                    28
5.5       Purchaser's Examination                      29
5.6       Broker                                       29
5.7       Investment                                   29
5.8       Funding                                      29

                         ARTICLE VI

                          COVENANTS

6.1       Access to Information and Facilities         29
6.2       Preservation of Business                     30
6.3       Exclusivity                                  31
6.4       Efforts                                      31
6.5       Subordinated Notes                           33
6.6       Maintenance of Insurance                     33
6.7       Supplemental Information                     33
6.8       Post-Closing Access and Cooperation          34
6.9       Resignation of Officers and Directors        34
6.10      Employees and Benefits                       34
6.11      Public Announcements                         36
6.12      Indemnification; Directors and Officers
          Insurance                                    36
6.13      Stub Tax Period                              36
6.14      Filing of Tax Return                         37
6.15      Capital Changes; Dividends                   37
6.16      Payment of Ownership Percentage              37
6.17      Environmental Matters                        38

                         ARTICLE VII

             CONDITIONS PRECEDENT TO OBLIGATIONS
                        OF PURCHASER

7.1       Warranties True as of Both Present Date
          and Closing Date                             38

Page ii

7.2       Compliance with Agreements and Covenants     38
7.3       Expiration of HSR Waiting Period             39
7.4       No Prohibition                               39
7.5       No Material Adverse Change                   39
7.6       Termination of TJC Agreement                 39
7.7       Repayment of Indebtedness                    39
7.8       Capitalization                               39
7.9       Escrow Agreement                             39
7.10      Documents                                    40
7.11      Adverse Change in Capital Markets            41
7.12      Required Consents                            41
7.13      Exercise of Lender Warrants                  41
7.14      Termination of SAR Agreements                41

                        ARTICLE VIII

     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

8.1       Warranties True as of Both Present
          Date and Closing Date                        42
8.2       Compliance with Agreements and Covenants     42
8.3       Expiration of HSR Waiting Period             42
8.4       No Prohibition                               42
8.5       Repayment of Indebtedness                    42
8.6       Documents                                    42
8.7       Letters of Credit                            43

                         ARTICLE IX

                         TERMINATION

9.1       Termination                                  43
9.2       Effect of Termination                        44

                          ARTICLE X

            SURVIVAL AND REMEDY; INDEMNIFICATION

10.1      Survival                                     45
10.2      Indemnification by Sellers                   45
10.3      Indemnification by Purchaser                 46
10.4      Indemnification Exclusive Remedy             46
10.5      Third-Party Claims                           47
10.6      Purchaser-Seller Claims                      49
10.7      Indemnification Limits                       50

                         ARTICLE XI



Page iii

                        MISCELLANEOUS

11.1      Expenses                                     53
11.2      Limitation of Best Efforts                   53
11.3      Amendment                                    53
11.4      Notices                                      53
11.5      Waivers                                      54
11.6      Counterparts                                 54
11.7      Interpretation                               54
11.8      APPLICABLE LAW                               55
11.9      Binding Agreement                            55
11.10     No Third Party Beneficiaries                 55
11.11     Publicity                                    55
11.12     Further Assurances                           55
11.13     Entire Understanding                         56
11.14     Limitation on Warranties                     56
11.15     Disclosure Schedule                          57
11.16     Representative                               57
11.17     JURISDICTION OF DISPUTES;
          WAIVER OF JURY TRIAL                         59
11.18     Severability                                 60
11.19     Construction                                 60


EXHIBITS

Exhibit A -Escrow Agreement

Exhibit B -Temporary Escrow Agreement


                          SCHEDULES


















Page iv

                  STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made as of the 28th day of June, 1996, by and among NEWFLO Corporation, a Delaware corporation ("Company"), the persons listed on Schedule I hereto (each, a "Seller" and collectively, the "Sellers"), and Precision Castparts Corp., an Oregon corporation
("Purchaser"). Certain capitalized terms used herein are defined in Article .


                    W I T N E S S E T H:

     WHEREAS, Purchaser desires to purchase from the Sellers and the Sellers desire to sell to Purchaser, all of the Shares;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:


                        I.   ARTICLE

                         DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

     "Affiliate" shall mean, with respect to any specified
Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

     "Agreement" shall mean this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended from time to time.

     "Authority" means any U.S. state or local governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any public, private or industry regulatory authority, whether national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law, statute, regulation, order or decree.

     "Assumed Plan" shall have the meaning set forth in
Section 6.10(c).

Page 1

     "Assumed Plan Required Filings" shall have the meaning set forth in Section 6.10(c).

     "Benefit Plans" shall have the meaning set forth in
Section 4.8.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the States of Texas or New York are authorized or required by law or other governmental action to close.

     "Class A Common Stock" shall have the meaning set forth in Section 4.1(b).

     "Class A Preferred Stock" shall have the meaning set forth in Section 4.1(b).

     "Class B Common Stock" shall have the meaning set forth in Section 4.1(b).

     "Class B Preferred Stock" shall have the meaning set forth in Section 4.1(b).

     "Closing" shall mean the consummation of the transactions contemplated herein.

     "Closing Date" shall have the meaning set forth in
Section 2.2.

     "Closing Seller Proceeds" shall have the meaning set forth in Section 2.3(d).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" has the meaning set forth in
Section 4.1(b).

     "Company" means NEWFLO Corporation, a Delaware corporation.

     "Company Closing Certificate" shall have the meaning set forth in Section 7.10.

     "Confidentiality Agreement" shall mean the
Confidentiality Agreement between the Company and Purchaser relating to the transactions contemplated hereby.



Page 2

     "Contamination" (or "Contaminated") means the presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media or any structure or improvement, if any investigatory, remedial, removal or other response action is legally required by an Authority under any Environmental Law with respect to such presence of Hazardous Substances or if such response action would likely be legally required by an Authority under Environmental Law and is reasonable and appropriate in accordance with Purchaser's past practices to avoid an order by an Authority or to minimize liability to a third party.

     "Continued Debt" shall have the meaning set forth in
Section 2.3(a).

     "Continued Debt Certificate" shall have the meaning set forth in Section 2.3(a).

     "Contract" shall mean any written or oral contract, lease, agreement, indenture, mortgage, note, bond or instrument.
     "Credit Agreement" means the Amended and Restated
Credit Agreement, dated October 16, 1991, and as amended through the date hereof (the "Agreement"), among the Company, Newman's Incorporated, PACO Pumps, Inc., Water
Specialties Corporation, Newman's Valve Limited, FB, Inc.
(formerly known as Flo-Bend, Inc.), Johnston Pump/General
Valve, Inc. (formerly known as JPG Holdings, Inc.), Flow
Technologies, Inc., Penberthy, Inc., Techno Corporation,
Penberthy Canada Products, Inc., Newman's International,
Inc. and General Valve Company, Inc. (the "Borrowers"),
GiroCredit Bank, Arab Banking Corporation, Banque Nationale de Paris, Pilgrim Prime Rate Trust, and Heller Financial,
Inc.

     "Director Indemnification Agreements" shall mean the Director Indemnification Agreements, each dated March 23,
1993, between the Company and each of Edmund H. Damon, Caroline Merison, Jonathan F. Boucher, David W. Zalaznick,
John W. Jordan, Richard D. Morton, and J. Jack Watson.

     "Disclosure Schedule" means the Disclosure Schedule delivered by the Company to Purchaser on the date of this Agreement, as amended, modified or supplemented pursuant to this Agreement.

     "Dollars" or numbers preceded by the symbol "$" shall mean amounts in United States Dollars.

Page 3

     "D&O Insurance" shall have the meaning set forth in
Section 6.11.

     "Employee" shall have the meaning set forth in Section
6.10.

     "Employment and Severance Agreements" means, collectively, the Employment, Non-Competition, Non-
Interference and Severance Agreements listed in Schedule 1.1 hereto

     "ENSR Reports" shall mean the ENSR Reports listed on
Schedule 4.15.

     "Environmental Law" means any federal, state or local statute, regulation or ordinance pertaining to the protection of the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such laws, each as in existence on the date hereof.

     "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

     "Escrow Agent" means Republic Bank, N.A. or another financial institution designated by the Representative.

     "Escrow Agreement" means the Escrow Agreement, dated the Closing Date among the Sellers, the Escrow Agent, and the Purchaser, substantially in the form of Exhibit A hereto.
     "Escrow Amount" shall have the meaning given such term in the Section 2.3(f).

     "Financial Statements" shall mean the following:

          (a) the audited consolidated financial statements of the Company as of December 31, 1995 (including all notes thereto) which are included in the Disclosure Schedule consisting of the consolidated balance sheet at such date and the related consolidated statements of earnings and cash flows for the twelve month period then ended; and

          (b)  the unaudited consolidated financial
     statements of the Company as of March 31, 1996, which are included in the Disclosure Schedule, consisting of



Page 4
     the consolidated balance sheet at such date and the related consolidated statement of earnings for the three month period then ended.

     "GAAP" shall mean U.S. generally accepted accounting principles.

     "Hazardous Substance" means any hazardous, toxic or radioactive substance, material or waste as defined, listed or regulated under any Environmental Law.

     "Hired Employee" shall have the meaning set forth in
Section 6.10.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

     "Indemnification Period" shall have the meaning set forth in Section 10.1.

     "Indemnitee" shall mean the Person entitled to, or claiming a right to, indemnification under Article X.

     "Indemnitor" shall mean the Person claimed by the Indemnified Person to be obligated to provide indemnification under Article X.

     "Indenture" means the Indenture, dated as of March 29, 1993, between the Company and First Bank National
Association, as Trustee, relating to the Subordinated Notes.

     "Knowledge of the Company" shall mean actual knowledge, after diligent and reasonable inquiry and after performance of the duties reasonably within the scope of each such person's responsibility in the position held, by reference, in part, to the company they manage, of Richard D. Morton,
J. Jack Watson, John D. Lilla, Kathleen Mathews, with respect to the Company, and Robert K. Elders, Brian W. Warren, Raymond R. Baker, G. Gary Pollock, John M. Secrest, Normand M. Simard and Steven H. Huth with respect to the Subsidiary or Subsidiaries of the Company with which such person is an officer.

     "Latest Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company dated as of March
31, 1996 set forth in the Disclosure Schedule.

     "Leased Premises" means the premises leased by the Company and the Subsidiaries listed on Schedule 4.4 hereto.


Page 5

     "Lender Warrant Proceeds" shall have the meaning set forth in Section 2.4(c).

     "Lender Warrants" means, collectively, the Warrant of the Company, dated as of March 19, 1990, as amended
October 16, 1991 and November 24, 1992, issued to Heller
Financial, Inc., the Warrant of the Company, dated as of October 16, 1991, as amended November 24, 1992, issued to
Arab Banking Corporation, and the Warrant of the Company, dated as of October 16, 1991, as amended November 24, 1992 issued to Girocredit Bank.

     "Lien" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction, judgment, right of first refusal or interest of another Person of any kind or nature.

     "Loss" or "Losses" shall mean any and all actual losses (including actual losses in value), liabilities, costs, damages, penalties and expenses (including attorneys' fees and expenses and litigations costs), and any legal or other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability, but not including indirect losses, liabilities, damages or expenses incurred due to the interruption of the Indemnitee's business or punitive damages, except where such damages are incurred by or awarded to a third party making a claim against an indemnitee.

     "Material Adverse Effect" shall mean an effect on the operations, results of operations or condition of the Company and its Subsidiaries, taken as a whole, which is or would be materially adverse; provided, however, that (i) in any event, a Rating Decline (as defined in the Indenture) shall not constitute a Material Adverse Effect for purposes of Section 7.1; (ii) with respect to representations and warranties set forth in Sections 4.2(b) (Financial
Statements), 4.11 (Litigation) and 4.15 (Environmental
Matters), if the matter, or matters in the aggregate, would have a monetary effect of at least $750,000, such matter(s) shall be nonexclusively deemed to constitute a Material
Adverse Effect; and (iii) with respect to the matters and conditions set forth in Sections 7.1, 7.2, 7.5 and
Article IX, if the condition or matters in the aggregate, would have a monetary effect of at least $10,000,000, it shall be nonexclusively deemed to constitute a Material
Adverse Effect, provided, however, that for purposes of determining such $10,000,000 monetary effect, supplemental

Page 6
information pursuant to Section 6.7 with a financial effect in excess of $100,000 will be applied against such $10,000,000 level.

     "Material Contracts" shall have the meaning set forth in Section 4.6.

     "NEWFLO Letters of Credit" shall have the meaning set forth in Section 2.5.
     "NEWFLO Other Debt" shall have the meaning set forth in
Section 2.3(a).

     "Other Debt" shall have the meaning set forth in
Section 2.3(c).

     "Other Debt Pay-Off Letters" shall have the meaning set forth in Section 2.3(c).

     "Ownership Percentage" shall mean the percentage set forth opposite each Seller's name on Schedule I hereto.

     "Paco IAM Plan" means the IAM National Pension Fund,
National Pension Fund.

     "Permitted Liens" shall have the meaning set forth in
Section 4.5.

     "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, governmental authority or other entity.

     "Phase I" shall have the meaning set forth in
Section 6.17.

     "Purchase Price" shall mean have the meaning set forth in Section 2.3(a).

     "Purchaser" shall have the meaning set forth in the Preamble.

     "Purchaser Closing Certificate" shall have the meaning set forth in Section 8.6.

     "Real Estate" means the real property of the Company and the Subsidiaries listed on Schedule 4.4 hereto.

     "Related Agreement" shall mean the Escrow Agreement, the Temporary Escrow Agreement and any other Contract which

Page 7
is or is to be entered into by the Company and/or the Sellers at the Closing or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby. The Related Agreements executed by a specified Person shall be referred to as "such Person's
Related Agreements," "its Related Agreements" or another similar expression.

     "Representative" shall have the meaning set forth in
Section 11.16.

     "Representative Replacement Instrument" shall have the meaning set forth in Section 11.16(b).

     "Restated Certificate of Incorporation" shall mean the Restated Certificate of Incorporated of the Company, as filed with the Secretary of State of the State of Delaware, as amended from time to time.

     "SAR Agreements" shall mean, collectively, the Stock
Appreciation Rights Agreements between the Company or any of its Subsidiaries and any employee, all of which are listed on Schedule 1.2 hereto.

     "SAR Pay-Off Letters" shall have the meaning set forth in Section 2.3(c).

     "SEC" shall mean the Securities and Exchange
Commission.

     "Seller" and "Sellers" shall have the meanings set forth in Preamble.

     "Seller Closing Certificate" shall have the meaning set forth in Section 7.10.

     "Senior Lender Pay-Off Letter" shall have the meaning set forth in Section 2.3(c)(i).

     "Senior Lenders" means the banks party to the Credit
Agreement.

     "Shares" shall mean (i) the 196,638.3051 shares of Class A Common Stock issued and outstanding, (ii) the
51,796.4129 shares of Class A Common Stock issuable upon conversion of the 7,000 shares of Class B Preferred Stock issued and outstanding, and (iii) the 16,833.8342 shares of Class B Common Stock issuable upon exercise of the Lender
Warrants.

Page 8

     "Stockholders Agreement" means the Amended and Restated
Stockholders Agreement, dated as of October 16, 1991, among the Company and its stockholders, as amended through the date of this Agreement.

     "Stub Tax Period" shall have the meaning set forth in
Section 6.13(a).

     "Subsidiaries" shall have the meaning set forth in
Section 4.1.

     "Taxes" means all taxes, charges, fees, duties, levies or other assessments which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

     "Temporary Escrow Agreement" means the Temporary Escrow
Agreement, dated the Closing Date among the Sellers and the Representative, as escrow agent, in the form and the Representative, of Exhibit B hereto.

     "Temporary Escrow Amount" shall have the meaning set forth in Section 2.3(c).

     "TJC Consulting Agreement" means the Management
Consulting Agreement, dated as of March 19, 1990, among The
Jordan Company and the Company, as amended.

     "TJC Pay-Off Letter" shall have the meaning set forth in Section 2.3(c).


                        II.  ARTICLE

                 SALE AND PURCHASE OF SHARES

2.1 Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, all of each such Seller's right, title and interest in and to those Shares set forth opposite the name of each such Seller on Schedule I. The amount of Shares held by each Seller shall be after the redemptions, conversions and exercises referred to in Section 2.4.



Page 9

2.2 Closing. The Closing shall take place at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019, at 10:00 A.M. on the latest of: (i) July 31, 1996 (ii) five Business Days after the satisfaction or waiver of the conditions precedent set forth in Sections 7.3 and 8.3 or (iii) such other date, time and place as may be agreed by Purchaser, the Company and the Representative; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Articles VII and VIII shall not be satisfied or waived, subject, however, to the provisions of Section 9.1. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date".

2.3 Payment of Purchase Price. As consideration for the transfer of the Shares, Purchaser shall (i) by virtue of the purchase of the Shares be deemed to have assumed, the Company's obligations with respect to the Subordinated Notes (the "Continued Debt") and (ii) pay to the Representative, on behalf of the Company and the Sellers, an aggregate amount equal to (A) $300,000,000 less (B) the difference of
(1) the aggregate principal amount of the Continued Debt as of the close of business on the day immediately preceding the Closing Date and (2) the aggregate amount of the Company's cash, cash equivalents, marketable securities and instruments and deposits of the foregoing, in each case, as of the close of business on the day immediately preceding the Closing Date, less (C) $15 million (the "Escrow Amount") which Escrow Amount shall remain in escrow pursuant to the Escrow Agreement for a period of two years following the Closing Date. The amounts referred to in clause (ii)(B) above will be set forth in a certificate of the Company's Chief Financial Officer and delivered to the Purchaser and the Sellers at the Closing (the "Continued Debt Certificate"). (The difference of the amounts referred to in clause (ii)(A), (B) and (C) above is referred to as the "Purchase Price".)

(b) At the Closing, the following steps will occur and the Purchaser shall pay to the Representative, on behalf of the Sellers and the Company, an amount in cash equal to the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Representative.

(c) At the Closing, the Representative shall apply the Purchase Price proceeds, together with the Lender Warrant
Proceeds, as follows:

Page 10

(i) to pay all principal of, interest on, premium, if any, expenses and other amounts owing to the Senior Lenders in respect of the Credit Agreement (except for NEWFLO
Letters of Credit pursuant to Section 2.5) as such amounts are set forth in the pay-off and discharge letter by the Senior Lenders and delivered to the Company and the Purchaser at the Closing (the "Senior Lender Pay-off
Letter");

(ii) to pay the redemption price, including all accrued and unpaid dividends through the Closing Date, in respect of the Company's Class A Preferred Stock and to pay all accrued dividends in respect of the Company's Class B Preferred Stock;

(iii)       to pay and deposit $1,000,000 ("Temporary Escrow
Amount") to the escrow account established by the Representative, on behalf of the Sellers, under the Temporary Escrow Agreement;

(iv) to pay (A) all accrued and unpaid management and consulting fees and expenses, and (B) $3,000,000 to The Jordan Company as investment banking and financial advisory fees in connection with this Agreement and the transactions contemplated hereby under the TJC Consulting Agreement as such amounts are set forth in the pay-off and discharge letter by TJC Management Corp. and delivered to the Company and the Purchaser at the Closing (the "TJC Pay-Off Letter");

(v) to pay transaction fees and expenses incurred or payable by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby in accordance with this Agreement, including those of Goldman Sachs & Co. and all attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby;

(vi) to pay all payments provided by the SAR Agreements giving effect to full vesting and exercise of the SARs by the holders thereof assuming a sale of the Company and its Subsidiaries and the termination of the SAR Agreements at the Closing as all such amounts are set forth in pay-off and discharge letters from each holder of SARs and delivered to the Company and the Purchaser at Closing (the "SAR Pay-Off Letters"); and



Page 11

(vii) to pay all principal of, interest on, premium, if any, expenses and other amounts owing in respect of certain other indebtedness of the Company listed on Schedule
2.3 hereto (except for the NEWFLO Letters of Credit pursuant to Section 2.5) (the "Other Debt") as such amounts are set forth in the pay-off and discharge letters by the holders of such Other Debt and delivered to the Company and Purchaser at the Closing (the "Other Debt Pay-Off Letters"), subject to the last paragraph of this Section 2.3(c).

Each of the foregoing payments (other than pursuant to (c)(iii) above) by the Representative are, and for all purposes will be considered, payments on behalf of the Company and in respect of obligations and liabilities of the Company. The Purchase Price proceeds less the amounts paid pursuant to this Section 2.3(c) are referred to as the "Net Purchase Price."

     Notwithstanding the foregoing, Purchaser may elect to pay at the Closing the amounts payable by the Representatives under (c)(i) above directly to the Senior
Lenders, in which case the amount payable to the Representative under Section 2.3(a) shall be reduced by an equivalent amount.

     Notwithstanding clause (vii) above, the Company shall use reasonable efforts to cause the Other Debt to be repaid pursuant to clause (vii) above; provided, however, that if any Other Debt is not so repaid, or cannot be repaid by its terms, the aggregate principal amount of the Other Debt as of the close of business on the day preceding the Closing
Date shall reduce the Purchase Price for purposes of
Section 2.3(a).

(d) At the Closing, the Representative shall apply the Net Purchase Price and Lender Warrant Proceeds (such net proceeds are referred to as the "Closing Seller Proceeds"), after paying or making arrangements, on behalf of the Company, for paying the amounts set forth in Section 2.3(c), to pay to each Seller such Seller's Ownership Percentage of such net proceeds.

(e) The Representative will deliver to the Sellers a certificate setting forth (x) the Purchase Price and its determination, (y) each of the amounts paid by the



     Page 12

Representative pursuant to Section 2.3(c), together with copies of the relevant Pay-Off Letters, and (z) each of the amounts paid to the Sellers pursuant to Section 2.3(d).

(f)    The Purchaser shall deposit $15 million ("Escrow
Amount") to the escrow account established by the Escrow
Agent under the Escrow Agreement.

(g) Purchaser shall, by virtue of the purchase of the Shares, be deemed to have fully assumed all of the Company's obligations and liabilities in respect of the Continued Debt, the NEWFLO Letters of Credit pursuant to Section 2.5 and the Other Debt to the extent not repaid at Closing pursuant to Section 2.3(c).

2.4 Redemption, Conversion and Exercise. At the Closing, the Company will redeem in full the Company's
Class A Preferred Stock, and each Seller who is a holder of the Company's Class A Preferred Stock shall, in connection with its redemption in full, deliver to the Company the stock certificates evidencing their Class A Preferred Stock, and the Company shall cancel such stock certificates upon such redemption in full. Each Seller who is a holder of Class A Preferred Stock agrees that such redemption, including the concurrent payment of all accrued and unpaid dividends, constitutes full performance of all obligations of the Company in respect of the Class A Preferred Stock.

(b) At the Closing, each Seller who is a holder of Class B Preferred Stock shall deliver all stock certificates evidencing shares of Class B Preferred Stock and the Company shall convert such Class B Preferred Stock into shares of Class A Common Stock, through the Representative, in accordance with Section 2.3(c)(ii), and pay all accrued dividends thereon in accordance with its terms, issue and deliver to each such Seller stock certificates evidencing the shares of Class A Common Stock issued upon such conversion and cancel the stock certificates evidencing the Class B Preferred Stock. Each Seller who is a holder of Class B Preferred Stock hereby waives its optional redemption rights with respect to the Class B Preferred Stock contained in the Restated Certificate of Incorporation; provided, however, that the foregoing waiver is conditioned upon the conversion of all shares of Class B Preferred Stock into shares of Class A Common Stock by the Company on the Closing Date and the consummation of the transactions contemplated by this Agreement.


Page 13

(c) At the Closing, each Seller who is a holder of Lender Warrants shall exercise such Lender Warrants for Class B Common Stock in accordance with its terms, and in connection with such exercise, each such Seller shall deliver to the Company their Lender Warrants together with exercise instructions and certified checks representing the exercise price (the "Lender Warrant Proceeds"), and the Company shall issue and deliver to each such Seller stock certificates evidencing the Class B Common Stock issued upon such exercise and shall cancel the Lender Warrants. The Lender Warrant Proceeds are hereby assigned, transferred and delivered by the Company to the Representative for purposes of being paid and distributed pursuant to Section 2.3(c). Each Seller who is a holder of Lender Warrants agrees that the issuance of the Class B Common Stock constitutes full performance of all obligations of the Company in respect of the Lender Warrants.

(d) For purposes of this Agreement, the amount of Shares held by each Seller and the Ownership Percentage of each Seller shall assume the consummation of the redemption, conversion and exercise of all capital stock and warrants contemplated by this Section 2.4.

2.5 Letters of Credit. With regard to letters of credit or similar financial guaranties issued under the Credit Agreement and outstanding at the Closing Date
(collectively, the "NEWFLO Letters of Credit"), the
Purchaser will either, at the Closing, (a) arrange for the issuance of replacement letters of credit therefor that are satisfactory in form and substance to the beneficiaries of the NEWFLO Letters of Credit so that such beneficiaries fully release and discharge the NEWFLO Letters of Credit to the satisfaction of the Senior Lenders under the Credit
Agreement, or (b) arrange for the issuance of additional letters of credit to support and back-up the NEWFLO Letters of Credit to the satisfaction of the Senior Lenders under the Credit Agreement, in either case, such that the Senior
Lenders under the Credit Agreement will release and discharge the Company and its Subsidiaries under the Credit
Agreement even though the NEWFLO Letters of Credit remain outstanding. The NEWFLO Letters of Credit or any such replacement letters of credit or supporting and back-up letters of credit will not be included in Continuing Debt.






Page 14

                        III. ARTICLE

        REPRESENTATIONS AND WARRANTIES OF EACH SELLER

     Each Seller (severally and on behalf of himself, herself or itself only) hereby represents and warrants to the Purchaser that as to such Seller, except as set forth in the Disclosure Schedule:

3.1 Title to Shares. The shares of Common Stock as set forth opposite each Seller's name on Schedule I are
(i) owned respectively by such Seller, free and clear of any and all Liens, (other than restrictions on transfer arising under applicable securities law) or (ii) are issuable to such Seller upon conversion of shares of Class B Preferred Stock or upon exercise of Lender Warrants as set forth opposite each Seller's name on Schedule I, which are owned by each Seller, free and clear of all Liens (other than restrictions on transfer arising under applicable securities law), and, as of the Closing, will be owned respectively by such Seller, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities law). In the aggregate, the Sellers will immediately prior to Closing be the holders of record of all of the outstanding capital stock of the Company.

(b) There are no options, warrants, rights, convertible securities or other agreements or commitments obligating such Seller with respect to the shares of capital stock of the Company or the Lender Warrants owned by such Seller to transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock the Company or to transfer or sell the Lender Warrants.

3.2 Due Authorization. Each Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the Related Agreements to which it is a party. This Agreement constitutes the legal, valid and binding obligation of each Seller and the Related Agreements of such Seller upon execution and delivery by such Seller will constitute legal, valid and binding obligations of such Seller, in each case, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable


Page 15
principles. Each Seller hereby ratifies and confirms its consent to the SAR Agreements between the Company and the parties thereto listed on Schedule 1.2.

3.3 Consents and Approvals; Authority Relative to this Agreement. Except for filings under the HSR Act or as set forth in the Disclosure Schedule, the execution, delivery and performance by each Seller of this Agreement and such Seller's respective Related Agreements to which it is a party will not (a) violate any law, regulation or order of any governmental authority applicable to such Seller,
(b) require any filing or registration by such Seller with, or consent or approval with respect to such Seller of, any governmental authority, or (c) violate or conflict with or result in a breach or default under, any Contract to which such Seller is a party or by which any of such Seller's respective assets or properties are bound, except where any such filing, registration, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not have a Material Adverse Effect.

3.4 Brokers Fees. The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder or financial agent in connection with the transactions contemplated hereby.


                        IV   ARTICLE

        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:

4.1 Due Incorporation; Capitalization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of the Company's direct and indirect subsidiaries listed on
Schedule 4.1 hereto (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation, with all requisite power and authority to own and operate its respective assets and properties as they are now being owned and operated. The jurisdictions in which the Company is qualified to do business as a foreign corporation are set forth in the Disclosure Schedule, and constitute all of the jurisdictions where qualification is necessary, except where the failure to qualify would not have a Material Adverse


Page 16

Effect. Except as disclosed in the Disclosure Schedule, each of the Subsidiaries is wholly-owned by the Company, either directly or indirectly.

(b) The entire authorized capital stock of the Company consists of (A) 302,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), consisting of (i) 285,000 shares of Class A Common Stock ("Class A Common Stock") and (ii) 17,000 shares of Class B Common Stock ("Class B Common Stock"), and (B) 7,450 shares of Preferred Stock, par value $.01 per share, consisting of (i) 450 shares of Class A Preferred Stock ("Class A Preferred Stock") and (ii) 7,000 shares of Class B Preferred Stock ("Class B Preferred Stock"). Of such authorized shares,
(A) (i) 196,638.3051 shares of Class A Common Stock are outstanding and 51,796.4129 shares of Class A Common Stock are issuable upon conversion of Class B Preferred Stock and
(ii) no shares of Class B Common Stock are outstanding, and 16,833.8342 shares of Class B Common Stock are issuable upon exercise of the Lender Warrants (B) (i) 112.5 shares of Class A Preferred Stock are outstanding and 337.5 shares of Class A Preferred Stock have been redeemed by the Company in accordance with their terms and (ii) 7,000 shares of Class B Preferred Stock are outstanding. All of the outstanding shares of the Company's capital stock are validly issued, fully paid and nonassessable, and no shares were issued in violation of the preemptive rights of any shareholder. The aggregate number of Shares represent all of the outstanding shares of the Company's capital stock and shares of the Company's capital stock issuable upon exercise of all capital stock and warrants contemplated by Section 2.4.

     (c)  Except as set forth above or in the Disclosure
Schedule, there are no options, warrants, rights, convertible securities or other agreements or commitments obligating any Seller, the Company or any of the Subsidiaries to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock the Company or any of the Subsidiaries or to make any payments in respect of the value of any shares of the Company or any Subsidiary.

4.2 Financial Statements. (a) The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the results of operations and cash flows of the

     Page 17

Company and the Subsidiaries for the periods covered thereby, except that interim financial statements omit footnotes and are subject to customary year-end adjustments and accruals.

(b) Except as set forth in the Disclosure Schedule or in the Financial Statements, to the best knowledge of the Company, the Company has no liabilities, debts, claims or obligations of any nature on the date of this Agreement, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, that would be required to be included on a balance sheet prepared in accordance with GAAP, consistently applied (the "Liabilities"), except (i) Liabilities disclosed in the Disclosure Schedules, (ii) Liabilities incurred in the ordinary and usual course of business and consistent with past practice since the date of the Latest Balance Sheet which individually and in the aggregate are not materially adverse, (iii) Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement and the Related Agreements that are to be paid by the Representative pursuant to Section 2.3 (c), and
(iv) Liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

(c) Except for (i) the NEWFLO Letters of Credit as contemplated by Section 2.5, (ii) the Other Debt and Continued Debt, and (iii) indebtedness incurred by Purchaser in connection with the transactions contemplated by this Agreement, the Company will not be subject to any indebtedness for borrowed money, as of the Closing, and after giving effect to the transactions contemplated by this Agreement.

4.3 Reports. The Company has furnished to Purchaser copies of all forms, reports, statements (including without limitation any financial statements and schedules) and documents filed with the SEC (the "SEC Documents"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and the laws, regulations and rules relating thereto. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Documents, at the time of their filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which Page 18
they were made, not misleading. The Company has timely filed all registration statements, reports and other filings required to be filed with the Securities and Exchange Commission under its rules and regulations.

4.4 Title to Properties. The Disclosure Schedule contains a true and complete list as of the date of this Agreement of all material real property with a value in excess of $100,000 owned by the Company and the Subsidiaries ("Real Estate"). Except as disclosed in the Disclosure Schedule, the Company and its Subsidiaries have good title to, and is the lawful owner of, all of its assets reflected in the Financial Statements, of the Real Estate and all assets and properties that are material to the Company's business, free and clear of any Lien, except (a) Liens, which shall be removed prior to or at the Closing,
(b) assets which are leased and intellectual property which is licensed, (c) mechanics', carriers', worker's and other similar Liens arising in the ordinary course of business,
(d) Liens and encumbrances which would not have a Material Adverse Effect, (e) Liens for taxes not yet due and payable, and (f) other Liens permitted by the Credit Agreement (collectively, the "Permitted Liens").

4.5 Patents and Trademarks. The Disclosure Schedule contains a true and complete list as of the date of this Agreement of all of the material patents and trademarks and other intellectual property (including any pending patent or trademark applications) used in the operation of the Company's business, and accurately sets forth the nature of ownership or right to use of such patent or trademark or other intellectual property. Except as disclosed in the Disclosure Schedule: (a) none of such patents or trademarks are licensed by a third party to the Company as licensee, and the Company has not granted any license to a third party or agreed to pay to or receive from a third party any royalty in respect of any of such patents or trademarks;
(b) to the Sellers' knowledge, the conduct of the Company's business does not infringe any patent or trademark rights of another, except where the consequences of such infringement would not have a Material Adverse Effect.

4.6 Contracts. The Disclosure Schedule contains an accurate list as of the date of this Agreement of all the Contracts of the following types to which the Company or any of the Subsidiaries is a party or to which any of its assets or properties is subject (the "Material Contracts"):



Page 19

          (a) any collective bargaining agreement with respect to its employees;

          (b) any employment agreement with any officer or employee;

          (c)         any Contract entered into in the
ordinary course of business which involves the payment or receipt of an amount in excess of $500,000 or any Contract entered into outside of the ordinary course of business which involves the payment or receipt of an amount in excess of $500,000;

          (d)    any credit agreement, loan agreement,
indenture, note, mortgage, security agreement, loan commitment, or evidence of indebtedness, or any other
Contract relating to the borrowing of a material amount of funds by the Company or the Subsidiaries outside the ordinary course of business;

          (e) any lease of real property that is material to the Company or any of the Subsidiaries; or

          (f) any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets valued at more than $500,000.

The Company has made available to Purchaser true and complete copies of each Material Contract. Except as disclosed on the Disclosure Schedule, with respect to Contracts and purchase orders for the manufacture of products for Newmans Incorporated outside the United States (the "Foreign Manufacturing Contracts"), such Foreign Manufacturing Contracts do not require Newmans to maintain any specified level of manufacture. Except as disclosed on the Disclosure Schedule, with respect to Contracts for the distribution of products of the Company and its Subsidiaries ("Distribution Contracts"), the distributors thereunder have no right to return products purchased pursuant to the Distribution Contracts.

4.7 Insurance. The Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen's compensation






Page 20
and other forms of insurance owned by the Company or the Subsidiaries. The insurance currently in effect is adequate in kind and amount to insure such risks which are commonly insured by companies in the industries in which the Company and the Subsidiaries are engaged.

4.8       Employee Benefit Plans.

(a) General. Except as listed in the Disclosure Schedule, neither the Company nor any of the Subsidiaries maintains:

          (i)    Any "employee welfare benefit plan" or
"employee pension benefit plan" (as those terms are respectively defined in sections 3(1) and 3(2) of ERISA), referred to collectively hereinafter as "plans"; or

          (ii) Any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus arrangement, health benefit plan, profit sharing plan, death or disability plan or any other fringe benefit arrangements (referred to collectively hereinafter as "fringe benefit arrangements") for any employee, director, consultant or agent.

(b) Plan Documents and Reports. A true and correct copy of each of the material documents embodying the plans and fringe benefit arrangements listed in the Disclosure Schedule (collectively, the "Benefit Plans") has been supplied to Purchaser. A true and correct copy of the most recent annual report, summary plan description and Internal Revenue Service determination letter with respect to each Benefit Plan, to the extent applicable, has been supplied to Purchaser by the Company.

(c) Compliance With Laws; Liabilities. As to all single employer Benefit Plans that are subject to the provisions of
Section 401(a) of the Code, such Benefit Plan meets the requirements for qualification under Section 401(a) and related provisions of the Code in all material respects and the Company has obtained (or has timely applied for) a favorable determination letter from the Internal Revenue Service with respect to such plan. As to all single employer Benefit Plans, except as disclosed in the Disclosure Schedule, (i) all Benefit Plans comply in all material respects with the requirements of law applicable thereto; (ii) there are no actions, suits or claims (other than


Page 21
routine claims for benefits) pending involving such Benefit Plans; (iii) except as set forth in the Disclosure Schedule, the Company has no liability under any plan for providing post-retirement medical benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and section 4980B of the Code; (iv) there has been no act or omission that would impair the right or ability of the Company to unilaterally amend or terminate any Benefit Plan and (v) the Company and the Subsidiaries have not engaged in any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code which could reasonably be expected to result in a Material Adverse Effect. All contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Benefit Plan as of or prior to the date hereof have been made on a timely basis in accordance with applicable law.

(d) Multiemployer Plans. Except as listed in the Disclosure Schedule, none of the Benefit Plans, other than the Paco IAM Plan, is a multiemployer plan (within the meaning of Section 3(37) of ERISA). With respect to the Paco IAM Plan, the Company and the Subsidiaries would have incurred no withdrawal liability if participation in such plan had been ceased as of December 31, 1995.

4.9 Taxes. Except as set forth in the Disclosure Schedule, (a) all Federal, state, local and foreign income and other tax returns regarding the Company or the Subsidiaries required by law to be filed prior to the date of this Agreement have been accurately, correctly and duly filed, (b) the Company and the Subsidiaries have no liability that is due and payable for Federal, state, local or foreign income and other taxes (other than taxes that are being contested in good faith) that has not been paid or reserved for, (c) no tax return of the Company or the Subsidiaries is currently under audit by any taxing authority, (d) there are currently no outstanding waivers of statutes of limitations with any taxing authority by the Company or the Subsidiaries, (e) the Company is not a party to a tax sharing agreement with any other entity outside of the current consolidated group, (f) the Company has not filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code), (g) the Company has not been a personal holding company within the meaning of Section 542 of the Code during the five-year period preceding the date hereof, (h) the Company has not at any time filed a consolidated or combined Tax Return as
Page 22
a member of an affiliated group (within the meaning of Section 1504 of the Code) other than as a group of which the Company was the parent, and (i) the Company and the Subsidiaries have no liability for Taxes of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise, (j) the Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code, and does not have any application pending with any taxing authority requesting permission for any change in accounting method, (k) there is no arrangement covering any Person that, individually or collectively, as a consequence of the transactions consummated pursuant to this Agreement could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code and (l) there have been no transactions between the Company or any Subsidiary and the shareholders of the Company that would result in a deferral or disallowance of a loss or deduction under Section 267 of the Code.

4.10 No Defaults or Violations. Except as disclosed in the Disclosure Schedule, as of the date of this Agreement, and to the knowledge of the Company, (a) the Company and the Subsidiaries are not in breach or default under the terms of any Material Contract except where any such breach or default would not have a Material Adverse Effect, (b) the Company and the Subsidiaries are in compliance with all laws and governmental regulations and orders applicable to the Company's business except where any such noncompliance would not have a Material Adverse Effect, and (c) each of the Company and the Subsidiaries is not in default under or in violation of their respective certificate of incorporation or by laws.

4.11 Litigation. The Disclosure Schedule sets forth each instance in which any of the Company and its Subsidiaries (a) is subject to any material unsatisfied judgment, order, decree, stipulation, injunction, or charge or (b) is a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or to the knowledge of the Company, is threatened to be a party to any such action, except where the judgment, order, decree, stipulation, injunction, charge, complaint, action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect.


Page 23

4.12 Brokers. The Company has not used any broker or finder in connection with the transactions contemplated hereby other than The Jordan Company and Goldman Sachs &
Co., whose fees and expenses shall be paid pursuant to
Section 2.3.

4.13 Due Authorization. The Company has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and its Related Agreements have been duly and validly approved by the board of directors of the Company and no other corporate actions or proceedings on the part of the Company are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of the Company and the Company's Related Agreements, upon execution and delivery by the Company, will constitute legal, valid and binding obligations of the Company, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable principles.

4.14 Consents and Approvals; Authority Relative to This Agreement. Except for filings under the HSR Act, the execution, delivery and performance by the Company of this Agreement and its Related Agreements will not (i) violate any law, regulation or order of any governmental authority applicable to the Company; (ii) require any filing or registration by the Company with, or consent or approval with respect to the Company of, any governmental authority;
(iii) violate or conflict with or result in a breach or default under any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound; or (iv) violate or conflict with the Certificate of Incorporation or by-laws of the Company, except where any such filing, registration, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not have a Material Adverse Effect on the Company or its ability to perform its obligations under this Agreement and its Related Agreements.


Page 24

4.15      Environmental Matters.  Except as described in
Section 4.15 of the Disclosure Schedule, the Phase I, and the ENSR Reports described therein:

          (a) to the Company's knowledge, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including without limitation, the possession of all permits, licenses and authorizations required under applicable Environmental Laws; and compliance with their terms and conditions, except to the extent such noncompliance individually or collectively would not have a Material Adverse Effect;

          (b)    neither the Company nor any of its
Subsidiaries has received notice of a civil, criminal or administrative suit, claim, action, proceeding or investigation under any Environmental Law relating to any property or facility owned, operated or leased, by any of them, except to the extent such matters individually or collectively would not have a Material Adverse Effect;

          (c)    neither the Company nor any of its
Subsidiaries has received from any Authority notice that it has been named or may be named as a responsible or potentially responsible party under any Environmental Law for any site contaminated by Hazardous Substances;

          (d)    except to the extent Contamination
individually or in the aggregate would not have a Material
Adverse Effect, to the Company's knowledge, no portion of any property currently owned, leased or occupied by the Company or any Subsidiary is Contaminated; and

          (e) to the best of the Company's knowledge, neither the Company nor any of its Subsidiaries is liable under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable Environmental Law for investigation, remedial, removal or other response costs, natural resources damages or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Substance, except to the extent such liability individually or in the aggregate would not have a Material Adverse Effect.







Page 25

4.16 Absence of Changes. Except as disclosed on the Disclosure Schedule, since March 31, 1996, (a) the Company and its Subsidiaries have not sustained any material loss or interference with their respective businesses from fire, explosion, flood, or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree which loss or interference would have a Material Adverse Effect; and (b) there has not been any material adverse change in or affecting the business, properties, financial position, operations or results of operation of the Company and its Subsidiaries.

4.17 Employment Matters. Except as disclosed in the Disclosure Schedule, there are no material controversies pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of its officers, directors, employees or representatives of employees, and to the knowledge of the Company, there are no material organizational efforts presently being made involving unorganized employees, which would have a Material Adverse Effect.

4.18 Customer and Distributor Relationships. Except as disclosed in the Disclosure Schedule or in accordance with past experience of the Company, to the Company's knowledge, the commercial relationships between the Company and its Subsidiaries and their customers and distributors are good, and no such customer or distributor has indicated an intent to discontinue or materially change its commercial relationship with the Company or the Subsidiary which would have a Material Adverse Effect.

4.19 Product Warranty. To the knowledge of the Company, there exist no defects in the products of the Company or the Subsidiaries that are covered by product warranty which, individually, or in the aggregate, would reasonably be expected to result in a Material Adverse
Effect.

4.20 Disclaimer of Other Representations and Warranties; Disclosure; Bring-Down. Neither the Sellers nor the Company make, and they have not made, any representations or warranties relating to the Company or any Subsidiaries in connection with the transactions contemplated hereby other than those expressly set forth in this Article IV. It is understood that Purchaser has fully reviewed the Disclosure Schedule, the materials referenced therein and in the "data room" relating to the

Page 26
transactions contemplated by this Agreement. It is also understood that any cost estimates, projections or other productions, any data, any financial information or any memoranda or presentations are not and shall not be deemed to be or to include representations or warranties of the Sellers and the Company, except to the extent otherwise expressly covered by the representations and warranties of the Sellers and the Company hereunder. No person has been authorized by the Sellers or the Company to make any representation or warranty relating to the Company or any Subsidiary, the businesses of the Company or any Subsidiary or otherwise in connection with the transactions contemplated hereby except as set forth in this Article IV and, if made, such representation or warranty must not be relied upon as having been authorized by the Company, any Subsidiary or any of the Sellers and the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement or in any of the Exhibits or Disclosure Schedules, any information disclosed in one Exhibit or Disclosure Schedule shall be deemed to be disclosed for purposes of this Agreement. Certain information set forth in the Disclosure Schedules are included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Sellers or the Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).


                        V.   ARTICLE

         REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Sellers that:

5.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated.




Page 27

5.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements have been duly and validly approved by the board of directors of Purchaser and no other corporate actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of Purchaser and Purchaser's Related Agreements, upon execution and delivery by Purchaser, will constitute legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable principles.

5.3 Consents and Approvals; Authority Relative to This Agreement. Except for filings under the HSR Act, the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements will not (i) violate any law, regulation or order of any governmental authority applicable to Purchaser; (ii) require any filing or registration by Purchaser with, or consent or approval with respect to Purchaser of, any governmental authority;
(iii) violate or conflict with or result in a breach or default under any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; or (iv) violate or conflict with the Certificate of Incorporation or by-laws of Purchaser, except where any such filing, registration, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not have a material adverse effect on Purchaser or its ability to perform its obligations under this Agreement and its Related Agreements.

5.4 Knowledge of Inaccuracies. Purchaser has no actual knowledge that any of the representations or warranties of the Company or the Sellers in this Agreement are inaccurate or that any of the Company or the Sellers are



Page 28
in breach of any agreement or covenant in this Agreement;
provided, that this representation will not apply to any such inaccuracies or breaches as to which the Company is aware.

5.5 Purchaser's Examination. Purchaser and its representatives have received or been given access to all of the information described or referred to in this Agreement and all other information requested by them. Purchaser and its representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the Sellers and the management of the Company in connection with the determination by Purchaser to enter into this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby, and all such questions have been answered to the full satisfaction of Purchaser.

5.6 Broker. Purchaser has used no broker or finder in connection with the transactions contemplated hereby other than Bushkin & Associates, and neither any Seller, the Company nor any Affiliate of any Seller or the Company has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Purchaser in connection with any of the transactions contemplated by this Agreement.

5.7 Investment. The Purchaser is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities
Act.

5.8 Funding. Purchaser has delivered a copy of a commitment letter from Bank of America committing to provide the Purchaser loans in an amount, together with Purchaser's cash or capital on hand, sufficient to pay the Purchase Price and otherwise fully perform its obligations under this Agreement, which is in a form and substance reasonably satisfactory to the Company and Sellers.


                           VI.  ARTICLE

                            COVENANTS


     6.1 Access to Information and Facilities. From the date of this Agreement to the Closing Date, subject to the
     Page 29

     Confidentiality Agreement, the Company shall give Purchaser and Purchaser's representatives reasonable access during normal business hours to the offices, facilities, books and records of the Company and the Subsidiaries, and shall make the officers and employees of the Company and the Subsidiaries available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Company or the Subsidiaries to take any actions that would unreasonably disrupt the normal course of their businesses or violate the terms of any Contract to which the Company or the Subsidiaries is bound or any applicable law or regulation. Notwithstanding anything to the contrary in this Agreement, in no event shall any access to the facilities of the Company and the Subsidiaries include the right to conduct any intrusive drillings, testing or sampling in connection with any environmental investigation, assessment or due diligence conducted by Purchaser, the terms and extent of any environmental assessment to be governed exclusively by
Section 6.17 hereof.

               (b)  The Purchaser and Purchaser's
representatives shall treat and hold strictly confidential any Confidential Information it receives from any of the Sellers, the Company, and the Subsidiaries in the course of the reviews contemplated by this Section 6.1, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Company all tangible embodiments (and all summaries and copies) of the Confidential Information which are in its possession; provided, however, that this sentence shall not apply to any information (i) which, at the time of disclosure, is available publicly, through no fault of Purchaser
(ii) which, after disclosure, becomes available publicly through no fault of the Purchaser, or (iii) which the Purchaser knew or to which the Purchaser had access prior to disclosure. Purchaser shall be liable for any breach of the obligations and restrictions set forth in this Section 6.1 by any of its employees, agents or representatives.

6.2 Preservation of Business. From the date of this Agreement until the Closing Date, the Company shall be operated in the ordinary and usual course of business and consistent with past practice, and the Company shall use commercially reasonable efforts to preserve intact the present business organization and personnel of the Company

Page 30
and the Subsidiaries and the business relationships of the Company and the Subsidiaries with other Persons material to the operation of the Company or the Subsidiaries. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall not other than as specifically contemplated by this Agreement (a) amend their respective articles of incorporation or bylaws, (b) enter into any new employment or severance arrangements or increase the compensation or benefits payable to officers or employees, except in connection with the SAR Pay-Off Letters, (c) merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, or liquidate or sell or dispose of any material assets other than in the ordinary course of business; (d) except for short-term indebtedness and letters of credit incurred in the ordinary course of business, incur, assume or guarantee any indebtedness, or repay any existing indebtedness except in the ordinary course of business or as required by the terms of such indebtedness; (e) enter into any material transaction or make any material commitment, except as otherwise contemplated as permitted by this Agreement, or take or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect, (f) change in any respect any of its accounting principles, policies or procedures other than as required by GAAP, or (g) enter into, adopt or amend or terminate any Benefit Plan.

6.3 Exclusivity. None of the Sellers, the Company or the Subsidiaries shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any (a) liquidation, dissolution, or recapitalization,
(b) merger or consolidation, (c) acquisition or purchase of all, substantially all or a material amount of securities or assets (other than inventories and other assets in the ordinary and usual course of business and consistent with past practices), or (d) similar transaction or business combination involving any of the Company and the Subsidiaries. The Company, the Sellers and all Persons acting on behalf of either of them shall immediately cease any existing activities, discussions, negotiations with any Persons with respect to any of the foregoing.

6.4 Efforts. (a) Subject to the terms and conditions hereof, each party hereto shall use all best efforts to consummate the transactions contemplated hereby as promptly as practicable.




Page 31

(b) The Company and the Purchaser will as promptly as practicable file with the Federal Trade Commission and the Department of Justice the notification and report forms required for the transactions contemplated hereby and any supplemental information that may be reasonably requested in connection therewith pursuant to the HSR Act, which notification and report forms and supplemental information will comply in all material respects with the requirements of the HSR Act. Purchaser shall pay all filing fees required with respect to the notification, report and other requirements of the HSR Act.

(c) The Sellers, the Company and Purchaser will, as promptly as practicable (i) make the required filings with, and take all reasonable steps to obtain the required authorizations, approvals, consents and other actions of, governmental authorities and (ii) take all reasonable steps
(not including the expenditure of money or the payment or delivery of other consideration) to obtain the required consents of other Persons with respect to the transactions contemplated hereby.

(d) The Company, the Sellers which have executed this Agreement as of the date hereof who in the aggregate hold a majority of the issued and outstanding shares of capital stock of the Company, and the Representative agree to use their collective best efforts to cause each Seller which has not executed this Agreement as of the date hereof to deliver a counterpart signature page to this Agreement to the Company and the Purchaser within seven (7) business days hereof; provided, that if all such Sellers do not execute a counterpart signature page to this Agreement within such time, the Company, the Sellers signatories hereto and the Representative hereby agree, upon the request of the Purchaser, to execute any documents required or necessary in order to effect the sale of the Shares pursuant to a merger whereby the Company would be merged with and into the Purchaser and to obtain all consents necessary in connection with such merger; provided, further that the economic, financial, and tax effects to the Sellers and the Purchaser upon such merger are substantially equivalent to the economic, financial and tax effects to the Sellers and the Purchaser upon the sale of the Shares as contemplated hereby. If the sale of the Shares is to be effected pursuant to a merger, the Company and the Representative shall use their best efforts to cause each holder of Shares not a signatory hereto to tender their Shares pursuant to the terms of this Agreement for the consideration set forth


Page 32
herein, together with a letter of transmittal in a form satisfactory to the Purchaser setting forth, among other things, the representations and warranties contained in
Article III and the agreements contained in Sections 6.9, 6.11, 6.14 and Article X.

6.5 Subordinated Notes. The Purchaser shall comply in all respects with the Indenture and the Subordinated Notes, including executing and delivering any supplemental indentures or other instruments, certificates or opinions requested by the trustee under the Indenture to avoid any default or event of default under the Indenture in connection with the transactions contemplated by this Agreement. The Purchaser shall use its best efforts to avoid a Rating Decline (as defined in and pursuant to the Indenture) in respect of the Subordinated Notes, provided that Purchaser shall not be required by this provision to take actions that are not permitted by any agreements to which it is currently a party or pursuant to the credit agreement contemplated by the commitment letter referenced in Section 5.8.

6.6       Maintenance of Insurance.  The Company and the
Subsidiaries will continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default or cancellation (other than expiration and replacement of policies in the ordinary cause of business) of such insurance policies or agreements to occur or exist that would have a Material Adverse Effect.

6.7 Supplemental Information. The Company and the Representative may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend the Disclosure Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, agreement or covenant contained herein. From time to time prior to the Closing, Purchaser will promptly disclose in writing to Sellers any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Sellers or which would render inaccurate any of the representations, warranties or statements set forth in
Article V hereof. Any such supplement or amendment will be effective to cure and correct for all purposes any breach of any representation, warranty, agreement or covenant which would have existed if the Company or the Representative had not made such supplement or amendment, and all references to the Disclosure Schedule shall for all purposes after the

Page 33

Closing be deemed to be a reference to the Disclosure Schedule as so supplemented or amended. Notwithstanding any supplemental information or amendment provided pursuant to this Section 6.7, the indemnification rights of Purchaser will not be effected or limited in any respect, except as expressly provided in Section 10.7.

6.8 Post-Closing Access and Cooperation. Purchaser will, after the Closing Date, afford promptly to the Sellers and their representatives reasonable access during normal business hours to the offices, facilities, books, records, officers and employees of the Company to the extent and for a purpose reasonably requested by any Seller. Without limiting the generality of the foregoing, Purchaser will, and will cause the Company to, cooperate with the Sellers in the defense of any litigation (including, but not limited to, making personnel available for purposes of trial preparation and testimony) and providing information requested by any Seller for the preparation of any Seller's tax returns.

6.9 Resignation of Officers and Directors. Sellers and the Company shall cause each officer and member of the Board of Directors of, and each trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company and the Subsidiaries, if so requested by Purchaser, to tender his or her resignation from such position effective as of the Closing Date. No such requested resignation of an officer of the Company or its Subsidiaries shall be deemed a voluntary resignation for purposes of any Employment Agreement, and will not terminate, reduce or modify their severance or other rights thereunder. The Company and the Subsidiaries shall, as of the Closing Date, release each director and officer of the Company and the Subsidiaries from all claims and liabilities to or in respect of the Company and the Subsidiaries arising in connection with their service as directors and officers of the Company other than claims and liabilities arising out of malfeasance, intentional misconduct or a knowing violation of law.

6.10 Employees and Benefits. (a) Purchaser shall continue to employ all Employees who are employed by the Company and the Subsidiaries as of the Closing Date (including, without limitation, those on temporary layoffs or approved leaves of absence) ("Employees") on terms and conditions substantially equivalent to (or superior to) the terms and conditions of employment then provided by the Company and the Subsidiaries, including, without limitation,

Page 34
job responsibilities, wages, compensation and employee benefits no less favorable than that applicable to each such Employee immediately before the Closing Date. Purchaser shall assume (or by virtue of the purchase of the Shares, be deemed to have assumed) all liabilities and obligations with respect to the Employment and Severance Agreements. Effective as of the Closing Date, all Employees will become employees of Purchaser ("Hired Employees"). Purchaser shall not modify or amend the terms and conditions of employment of any Hired Employees in any material respect for a period of (i) six (6) months after the Closing Date or (ii) with respect to Employees party to Employment and Severance Agreements, for the duration of the term of employment specified therein.

(b) In any termination or layoff of (i) any employee on the Closing Date as a result of the transactions contemplated by this Agreement or (ii) any Hired Employee by Purchaser after the Closing, Purchaser will comply fully, if applicable, with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and all other applicable foreign, Federal state and local laws, including those prohibiting discrimination and requiring notice to employees. The Purchaser shall not, and shall cause the Company and its Subsidiaries not to, at any time prior to 60 days after the Closing date, effectuate a "plant closing" or "mass layoff" as those terms are defined in WARN affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any Subsidiary without complying fully with the requirements of WARN. Purchaser will bear the cost of compliance with (or failure to comply with) any such laws.

(c) Purchaser shall, by virtue of the purchase of the Shares, adopt and assume, as of the Closing Date, all Benefit Plans and all of the obligations and liabilities of the Company and the Subsidiaries thereunder, with respect to all persons entitled to benefits under the provisions of each such Benefit Plan, including, without limitation, the obligation to provide or make available welfare benefits to retired employees of the Company and the Subsidiaries.
(Each such Benefit Plan assumed and adopted by Purchaser hereunder is referred to herein as an "Assumed Plan"). With respect to each Assumed Plan, Purchaser will become the plan sponsor under each such Assumed Plan and Purchaser shall have all rights of the Company and the Subsidiaries.
Sellers shall cooperate in and take all necessary actions and use its best efforts to effect the transfer of the Assumed Plans to Purchaser, including without limitation, assigning or transferring to Purchaser the (A) ownership of Page 35
any applicable funding arrangements under each Assumed Plan, including any insurance contracts issued by an insurance carrier with respect to the Assumed Plan, and (B) any administrative services contract relating to the Assumed Plan.

6.11 Public Announcements. Sellers, the Company and Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and no party shall, without the prior written consent of the other, issue any such press release or make any such public statement, except as may be required by applicable law, including the public reporting obligations of the Company, the Sellers and the Purchaser under the Securities Exchange Act of 1934.

6.12 Indemnification; Directors and Officers Insurance. For six years from and after the Closing Date, Purchaser agrees to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such persons are currently indemnified by the Company pursuant to the Company's Restated Certificate of Incorporation, By-Laws and Director Indemnification Agreements for acts or omissions occurring at or prior to the Closing Date.

6.13 Stub Tax Period. (a) For purposes of this Agreement, "Stub Tax Period" means the period (including all prior taxable years) ending on and including the Closing Date. For any taxable year of the Company that does not end on, and would otherwise extend beyond, the Closing Date, there shall be a deemed short taxable year ending on and including such date and a second deemed short taxable year beginning on and including the day after such date. For purposes of allocating gross income and deductions between deemed short taxable years, the books of the Company shall be closed as of the close of business of the Closing Date, and all amounts of income, gain, loss and deduction shall be reflected in the period in which such items accrued under the Company's normal tax accounting methods.

(b) The reserves and accruals set forth in the Financial Statements are sufficient to pay all Taxes that have become due and payable during, or which have accrued with respect to the Company for periods including the Stub Tax Period and that have not been paid prior to the Closing Date (which reserves shall not take into account any liability for deferred taxes).

Page 36

6.14 Filing of Tax Return. The Sellers shall cause the Company to prepare and file in a timely manner, all tax returns required to be filed by the Company after the date hereof and before the Closing Date with respect to any Tax. All such Tax returns will be subject to Purchaser's review prior to filing; provided, however, that Purchaser's review shall not delay the timely filing of such returns. The Purchaser shall prepare and file in a timely manner, all Tax returns to be filed for the Stub Tax Period required to be filed on or after the Closing Date with respect to any Tax. All such Tax returns will be subject to Sellers' review prior to filing; provided, however, that Sellers' review shall not delay the timely filing of such returns. All such Tax returns shall be accurate and complete in all material respects, and shall be prepared, and any elections relating thereto made, in a manner consistent with the prior practice of the Company to the extent permitted by law.

6.15      Capital Changes; Dividends.  The Company and the
Subsidiaries shall not issue or sell options, warrants to purchase or rights to subscribe to, or enter into any arrangement or Contract with respect to any of its capital stock or any of its other securities, or make any other changes in the capital structure of the Company and the Subsidiaries. No dividend or other distribution of any nature will be declared, made, set aside or paid on or in respect of any of the capital stock of the Company, other than scheduled quarterly dividends on the Class A and Class B Preferred Stock, nor will the Company, directly or indirectly, issue, redeem, retire, purchase or otherwise acquire any of its capital stock, except in each such case, as contemplated by this Agreement.

6.16      Payment of Ownership Percentage.  (a) The
Representative shall pay to each Seller on the Closing Date by certified or cashiers check or wire transfer of funds its respective Ownership Percentage of the Closing Seller
Proceeds.


(b)         If there are any funds remaining in the
Temporary Escrow Account after the termination or release of the escrowed proceeds thereunder, the Representative shall deliver to each Seller its Ownership Percentage of such remaining escrowed proceeds.

(c)         If there are any funds remaining in the Escrow
Account after the termination or release of the escrowed proceeds thereunder, the Purchaser shall direct the Escrow
Agent to deliver to the Representative on behalf of the
Page 37

Seller, such remaining escrowed proceeds and the Representative shall deliver to each Seller its Ownership
Percentage of such remaining escrowed proceeds.

6.17 Environmental Matters. The Company has engaged ENSR Environmental Engineering and Consulting to undertake a Phase I environmental assessment of certain real property and facilities owned, leased or operated by the Company and its Subsidiaries in accordance with the standards for the conduct of Phase I environmental assessments generally followed by nationally recognized environmental consulting firms (the "Phase I"). In no event shall the Phase I include any intrusive testing or sampling. A report has been prepared by ENSR Environmental Engineering and Consulting, and copies thereof shall be provided to Purchaser and Sellers.


                        VII. ARTICLE

             CONDITIONS PRECEDENT TO OBLIGATIONS
                        OF PURCHASER

     The obligations of Purchaser at Closing under this Agreement are subject to the satisfaction or waiver by Purchaser of the following conditions precedent on or before the Closing Date:

7.1       Warranties True as of Both Present Date and
Closing Date. The representations and warranties of each Seller contained in Article III and of the Company in
Article IV herein shall have been accurate, true and correct on and as of the date of this Agreement and as of the Closing Date, in all material respects and taken as a whole, except as would not have a Material Adverse Effect.

7.2       Compliance with Agreements and Covenants.  Each
Seller and the Company shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by him, her or it on or prior to the Closing Date, in all material respects, except as otherwise permitted or contemplated by this Agreement and except as would not have a Material Adverse Effect.






Page 38

7.3 Expiration of HSR Waiting Period. The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Department of Justice or the Federal Trade Commission to prevent consummation of the transactions contemplated by this Agreement.

7.4 No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any governmental authority which prohibits the consummation of the transactions contemplated hereby.

7.5       No Material Adverse Change.  Except as
contemplated by the Disclosure Schedule, there shall not have occurred any material adverse change (taken together with all other developments) since the date of this Agreement in the business, operations, assets, results and condition (financial and other) of the Company and its Subsidiaries taken as a whole and which would have a Material Adverse Effect.

7.6 Termination of TJC Agreement. The TJC Consulting Agreement shall have been terminated and discharged, and the Company and the Subsidiaries and the Purchaser shall have been released from all obligations and liabilities under the TJC Consulting Agreement pursuant to the TJC Pay-off Letter.

7.7 Repayment of Indebtedness. The indebtedness, obligations and liabilities under the Credit Agreement shall have been paid in full (except for the NEWFLO Letters of Credit, as contemplated by Section 2.5) and the Company and its Subsidiaries and the Purchaser shall have been released from all obligations and liabilities under the Credit Agreement in accordance with the Senior Lender Pay-off Letter.

7.8 Capitalization. The Company shall have caused all shares of Class B Preferred Stock to be converted into shares of Class A Common Stock and shall have paid all accrued dividends thereon pursuant to the Restated Certificate of Incorporation and in accordance with Section
2.4. The Company shall have redeemed all outstanding shares of Class A Preferred Stock in accordance with the Restated Certificate of Incorporation with the proceeds of the Purchase Price and in accordance with Section 2.4.

7.9 Escrow Agreement. The Representative shall have entered into the Escrow Agreement, and the Escrow Agreement
(assuming execution and delivery by Purchaser) shall be in full force and effect.
Page 39

7.10      Documents.  Purchaser shall have received:
          (a)    the Continued Debt Certificate;

          (b)    the Senior Lender Pay-off Letter;

          (c)    the TJC Pay-off Letter;

          (d)    the SAR Pay-Off Letters;

          (e)    the Other Debt Pay-Off Letters;

          (f) certificates evidencing all of the Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers assigning them to Purchaser;

          (g) the resignations of directors and officers of the Company and the Subsidiaries pursuant to Section 6.9;

          (h) a certificate, dated the Closing Date, of each Seller substantially to the effect set forth in Sections 7.1 and 7.2 with respect to representations, warranties, agreements and covenants of such Seller (each, a "Seller Closing Certificate") and a certificate of the Company substantially to the effect set forth in Sections
7.1 and 7.2 with respect to the representations, warranties, agreements and covenants of the Company (the "Company Closing Certificate"), and a certificate of the Company, dated the Closing Date, certifying that it is not a United States Real Property Holding Corporation as defined in Section 897(c)(2) of the Code in form reasonably satisfactory to the Purchaser;

          (i) the Restated Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware and the By-laws of the Company certified by the secretary, assistant secretary or equivalent Person of the Company and a certificate of the secretary, assistant secretary or equivalent Person of the Company certifying resolutions of the Company approving and authorizing the execution, delivery and performance of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Company); and





Page 40

          (j)    Certificate of Good Standing for the
Company from the Secretary of State of the State of Delaware.

7.11 Adverse Change in Capital Markets. The lender which provided the commitment letter to Purchaser related to the credit facility by which Purchaser intends to fund payment of the Purchase Price shall not have failed to fund its commitment by reason of (i) a generally recognized capital market crisis as evidenced by a 20% decline in the Dow Jones Industrial Average over a period of five consecutive trading days or a virtual cessation in bank and other private debt financings, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by the United States or any U.S. governmental, administrative or regulatory authority or agency on the extension of credit by banks or other lending institutions, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, which, in any such case, materially and adversely affects loan syndication or capital markets conditions for loans of the type and amount contemplated by such commitment letter.

7.12 Required Consents. The Purchaser shall have received satisfactory evidence of the receipt or the anticipated receipt of the required consents specified in
Schedule 3.3 and Section 4.14.

7.13 Exercise of Lender Warrants. The Lender Warrants shall have been exercised in full pursuant to the Senior Pay-
Off Letters.

7.14 Termination of SAR Agreements. The SAR Agreements shall have been terminated pursuant to the SAR Pay-Off
Letters.


                        VIII ARTICLE

     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers at Closing under Article
II of this Agreement are subject to the satisfaction or waiver by the Representative of the following conditions precedent on or before the Closing Date:



Page 41

8.1       Warranties True as of Both Present Date and
Closing Date. The representations and warranties of Purchaser contained in Article V herein shall have been accurate, true and correct on and as of the date of this Agreement and as of the Closing Date, in all material respects.

8.2       Compliance with Agreements and Covenants.
Purchaser shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, in all material respects and taken as a whole except as otherwise permitted or contemplated by this Agreement.

8.3 Expiration of HSR Waiting Period. The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Department of Justice or the Federal Trade Commission to prevent consummation of the transactions contemplated by this Agreement.

8.4 No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any governmental authority which prohibits the consummation of the transactions contemplated hereby.

8.5 Repayment of Indebtedness. If the Purchaser elects to pay at the Closing the amounts payable by the Representative by Section 2.3(c)(i), the indebtedness, obligations and liabilities under the Credit Agreement shall have been paid in full (except for the NEWFLO Letters of Credit, as contemplated by Section 2.5) and the Company and its Subsidiaries and the Purchaser shall have been released from all obligations and liabilities under the Credit Agreement in accordance with the Senior Lender Pay-off Letter.

8.6 Documents. The Representative shall have received, in form and substance satisfactory to him:

          (a) A certificate, dated the Closing Date, of an officer of Purchaser substantially to the effect set forth in Sections 8.1 and 8.2 (the "Purchaser Closing
Certificate");

          (b) A certificate of the secretary, assistant secretary or equivalent Person of Purchaser certifying resolutions of the board of directors of Purchaser approving and authorizing the execution, delivery and
Page 42
     performance of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser);

          (c)    The Certificate of Incorporation of
Purchaser certified by the Secretary of State of the State of Oregon and the By-laws of the Purchaser certified by the secretary, assistant secretary or equivalent Person of Purchaser;

          (d)    Certificate of Good Standing for the
Purchaser from the Secretary of State of the State of Oregon;

          (e)    The Senior Lender Pay-Off Letter;

          (f)    The TJC Pay-Off Letter;

          (g)    The SAR Pay-Off Letters; and

          (h)    The Other Debt Pay-Off Letters.

8.7 Letters of Credit. Purchaser shall have delivered replacement or additional letters of credit to replace or back-up the NEWFLO Letters of Credit pursuant to Section 2.5 in form satisfactory to the representative, the Senior Lenders and the beneficiaries of the NEWFLO Letters of Credit. NEWFLO and the Subsidiaries shall have been fully released and discharged from all obligations under the NEWFLO Letters of Credit.


                        IX   ARTICLE

                         TERMINATION

9.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

          (a) With the mutual consent of the Company, the Representative and Purchaser;

          (b) By written notice from the Representative or Purchaser to the other, if the Closing shall not have taken place on or before August 31, 1996 or, if the Closing has not occurred solely due to the failure of the conditions set forth in Sections 7.3 and 8.3, then on or before

Page 43

September 30, 1996; provided, however, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any party whose failure to perform any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date, or

          (c) By the Purchaser if there has been a breach on the part of a Seller or the Company in the representations, warranties or covenants set forth herein, or any failure on the part of a Seller or the Company to comply with its obligations hereunder which breach or failure would result in a Material Adverse Effect, such that, in any such case, any of the conditions to the Closing set forth in Article VII hereof could not be satisfied prior to August 31, 1996 or, if the Closing has not occurred solely due to the failure of the conditions set forth in Sections 7.3 and 8.3, then on or before September 30, 1996;

          (d) By the Representative if there has been a breach of the Purchaser in its representations, warranties or covenants set forth herein, or any failure on the part of the Purchaser to comply with its obligations hereunder, such that, in any such case, any of the conditions to the Closing set forth in Article VIII hereof could not be satisfied on or prior to August 31, 1996 or, if the Closing has not occurred solely due to the failure of the conditions set forth in Sections 7.3 and 8.3, then on or before September 30, 1996; or

          (e) By written notice from the Representative or Purchaser to the other, if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties hereunder (except for the obligations set forth in Sections 9.2 and 11.1, which shall survive the termination of this Agreement) shall terminate without liability of any party (or any stockholder, Affiliate, director, officer, employee, agent, consultant or representative of such party) to any other party, except that no such termination shall



Page 44
relieve any party from liability for any willful breach of this Agreement prior to such termination, and the willfully breaching party shall be fully liable for any and all Losses sustained or incurred by any other party from such breach.

                        X    ARTICLE

            SURVIVAL AND REMEDY; INDEMNIFICATION

10.1 Survival. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the foregoing shall be subject to Section 6.7, (b) the agreements and covenants (other than the indemnification provisions set forth in this Article X, which will survive as provided below) set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied and the applicable statute of limitations for breaches or defaults of such agreements and covenants has expired; and (c) all representations and warranties, and the related agreements of the Sellers and Purchaser to indemnify each other set forth in this
Article X, shall survive and continue for, and all indemnification claims with respect thereto shall be made prior to the end of two years from the Closing Date, except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof (the "Indemnification Period"), and (iv) representations and warranties set forth in Section 3.1(a) and indemnities related thereto, which will survive indefinitely. Thereafter, no party shall be under any obligation or liability whatsoever with respect to any such representation, warranty, covenant or agreement or any certificate in respect thereto.

10.2      Indemnification by Sellers.  Subject to
Section 10.7, Sellers agree to indemnify Purchaser and the Company and each of their respective Affiliates, and their respective officers, directors, employees, stockholders, representatives and agents, against, and agree to hold it and them harmless from, any and all Losses incurred or suffered by Purchaser or any of the foregoing persons (or Page 45
any combination thereof) arising out of any of the following: (a) any breach of or any inaccuracy in any representation or warranty made by Sellers pursuant to
Article III of this Agreement or any Related Agreement and
(b) any breach of or failure by Sellers to perform any covenant, agreement or obligation of Sellers in this Agreement. Subject to Section 10.7, the Sellers agree to indemnify Purchaser and each of its Affiliates, and their respective officers, directors, employees, stockholders, representatives and agents, against, and agree to hold it and them harmless from, any and all Losses incurred or suffered by Purchaser or any of the foregoing persons (or any combination thereof) arising out of any of the following: (a) any breach or inaccuracy in any representation or warranty made by the Company pursuant to
Article IV of this Agreement, (b) any breach of or failure by the Company to perform any covenant, agreement or obligation of the Company in this Agreement, and (c) any matter described in Section 4.15 of the Disclosure Schedule, the Phase I or the ENSR Reports described herein that has a Material Adverse Effect.

10.3 Indemnification by Purchaser. Purchaser agrees to indemnify the Sellers and each of their respective officers, directors, partners, trustees, employees, stockholders representatives and agents, against, and agrees to hold them harmless from, any and all Losses incurred or suffered by Sellers or any of the foregoing persons (or any combination thereof) arising out of (i) any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to Article V of this Agreement or any Related Agreement;
(ii) any breach of or failure by Purchaser to perform any agreement, covenant or obligation of Purchaser set out in this Agreement or any Related Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement; and (iii) any acts or omissions by Purchaser or the Company and any obligations and liabilities in respect of the Company from and after the Closing Date.

10.4 Indemnification Exclusive Remedy. The sole recourse and exclusive remedy of Purchaser, Sellers, and the Company after the Closing Date for the breach of any representations and warranties contained in this Agreement, the Related Agreements, any agreement, or instrument contemplated hereby, any document relating hereto or thereto contained in any Schedules or Exhibit to this Agreement, or otherwise arising from Purchaser's acquisition of the Shares, shall be to assert a claim for indemnification under

Page 46
the indemnification provisions of Sections 10.2 and 10.3.
The only legal action which may be asserted by any party hereto against any other party hereto with respect to any matter which is the subject of this Article X shall be a contract action to enforce, or to recover Losses for the breach of, this Agreement. Without limiting the generality of the foregoing, no legal action based upon predecessor or successor liability, contribution, tort or strict liability may be maintained by any party hereto against any other party hereto with respect to any matter that is the subject of this Article X.

10.5 Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this Article X relating to or arising out of claims, actions or omissions by Authorities, or other third parties. Promptly after receipt by the party seeking indemnification hereunder (hereinafter the "indemnitee") of notice of the commencement of any (a) tax audit or proceeding for the assessment of any Tax by any taxing authority or any other proceeding likely to result in the imposition of a liability or obligation for Taxes or (b) any action or the assertion of any claim, liability or obligation by an authority or a third party (whether by legal process or otherwise), against which claim, liability or obligation a party under this Article X (hereinafter the "indemnitor") that is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a claim thereon is to be, or may be, made against the indemnitor pursuant to this Article X, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such claim, process and all legal pleadings and other written evidence thereof. The indemnitor shall have, in all instances the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless such action (a) may result in orders, injunctions or other equitable remedies in respect of the indemnitee or its business; or (b) may result in liabilities which, taken with other then existing claims under this Article X, would not be fully indemnified hereunder. The indemnitor shall have 10 days, after receipt of notice of such claim, process, legal proceeding and other written notice, to assume the defense thereof. If the indemnitor does assume such defense, it will, within such 10 days, so notify the indemnitee. If the indemnitor does not assume such defense and so notify the indemnitee, or if the


Page 47
indemnitor is barred from assuming such defense pursuant to this Section 10.5, then the indemnitee shall assume such defense, subject to the participation of the indemnitor, as provided in this Section 10.5, and the indemnitee's fees and expenses (including fees and expenses of counsel) in connection with such defense will be borne by the indemnitor. In any case, the indemnitor and indemnitee shall cooperate and assist each other in such defense, and shall make available to the other all records, documents and information (written or otherwise) relevant to such defense. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitee shall make a claim with the Escrow Agent for such amount (which shall include all reasonable legal fees and documented expenses related thereto) to be withdrawn from the Escrow Account in accordance with the terms and provisions of the Escrow Agreement, subject to this Article
X. Prior to paying any claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree, or evidence of assessment of Taxes or a similar final action by a taxing authority, holding the indemnitee liable on such claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the indemnitor which consent shall not be unreasonably withheld. Indemnitor's consent shall not be required for settlements (a) which consist principally of equitable remedies in respect of the indemnitee or its Business, or (b) that result in payments by the indemnitee which, taken with other then existing claims under this
Article X, would not be fully indemnified hereunder. An indemnitor or indemnitee shall have the authority to settle or compromise any claim for which it has assumed or conducted the defense pursuant to this Section 10.5; provided, that an indemnitor shall not settle or compromise any such claim if such settlement or compromise would result in an order, injunction or other equitable remedy in respect of the indemnitee, or would result in liabilities which, taken together with other existing claims under this Article X, would not be fully indemnified hereunder; in each case, without the prior written consent of the indemnitee, which consent will not be unreasonably withheld. An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the



Page 48
expense of the indemnitee, unless (x) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or claim, (y) the indemnitor shall not have assumed the defense, or shall be barred from assuming the defense, of such action or claim pursuant to this Section 10.5, or (z) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such reasonable fees and expenses of counsel for the indemnified parties shall be borne by the indemnitor, in accordance with the following paragraph.

     In the event that the Sellers are the indemnitor, or in the event that the indemnitor shall have the right to assume defense of a claim pursuant this Section or is required to pay the legal fees and expenses of the indemnitee, all such reasonable fees and expenses in connection with the defense of such claim shall be advanced from the Escrow Account in accordance with the Escrow Agreement, and Purchaser and Seller shall execute any joint written notice to the Escrow Agent and otherwise to cooperate with the other in obtaining such advance or advances of funds.

10.6 Purchaser-Seller Claims. In the event that any indemnitee believes that it is entitled to claim indemnification from an indemnitor under this Article X, the indemnitee shall notify the indemnitor of such claim, the amount or estimated amount thereof and the basis for such claim (which will be described in reasonable detail). The indemnitor, on the one hand, and Purchaser, or Sellers, as the case may be, which is not the indemnitor, on the other hand, will proceed, in good faith, and using reasonable efforts, to agree on the amount of such indemnification claim. If they are unable to agree on the amount of such indemnification claim within 30 days after such notice, then the indemnification claim will be submitted to arbitration conducted pursuant to the rules and procedures of the American Arbitration Association. The determination of the amount of any indemnification claim pursuant to this Section
10.6 will be final, binding and conclusive, and the indemnitee, upon final determination of the amount of the indemnification claim will be paid, by the indemnitor or the Escrow Agent, as the case may be, within 10 days of such final determination, the full amount, in cash, of such indemnification claim, as finally determined, and will be entitled to apply to any court or authority of competent



Page 49
jurisdiction to enforce such payment (the fees and expenses of such enforcement, if necessary, to be borne by the indemnitor subject to the provisions of this Article X, if applicable).

10.7 Indemnification Limits. (a) From and after the Closing, Purchaser shall maintain customary and property, casualty, business interruption and other insurance in respect of the Company in accordance with Purchaser's general practices provided, that such insurance coverage will be at least as favorable to the Company as the Company's insurance coverage prior to Closing. Indemnification claims shall be reduced, by and to the extent, that an indemnitee shall have received or reasonably expects to receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such indemnitee.

          (b)    Purchaser shall not be entitled to
indemnification pursuant to Section 10.2 and Sellers will not be entitled to indemnification pursuant to Section 10.3 with respect to any breach or misrepresentation of any representation or warranty until such time as its respective aggregate right to such indemnification exceeds $2,000,000 after which, Purchaser or Sellers will be entitled to such indemnification in excess of $750,000 when indemnification exceeds $2,000,000. Purchaser shall not be entitled to indemnification pursuant to Section 10.2 for amounts which, in the aggregate, exceed a $15,000,000 ceiling, except for indemnification claims in respect of a breach by any Seller of its representations and warranties set forth in Section 3.1(a), as to which Purchaser shall not be entitled to indemnification pursuant to Section 10.2 for amounts which, in the aggregate, exceed a ceiling equal to such Seller's Ownership Percentage of the Closing Seller Proceeds. Purchaser releases and discharges the Seller from any further claims, obligations or liabilities for any losses, or claims in excess of such ceiling amounts.

          (c)    Purchaser shall only be entitled to
indemnification pursuant to Section 10.2(a) or (b) from the particular Seller whose breach gives rise to such indemnification and only for such Seller's Ownership
Percentage of the Escrow Account, except as provided in
Section 10.7(b) with respect to a breach of Section 3.1(a), and the other Sellers shall not be obligated to provide



Page 50
indemnification or otherwise be obligated or liable therefor and the remaining portion of the Escrow Account will not be available to Purchaser in respect of such breach.

          (d)    Purchaser will not be entitled to
indemnification pursuant to this Article X:

          (i)    with respect to consequential damages
consisting of business interruption or lost profits, or with respect to punitive damages, except where such damages are incurred by or awarded to a third party making a claim against such an indemnitee;

          (ii) with respect to a breach by the Sellers or the Company of a representation or warranty before the Closing Date if the Company supplemented the Disclosure
Schedule pursuant to Section 6.7 to provide new information or correct such misrepresentation and the result of such supplement results in a Loss not in excess of $100,000;

          (iii)       with respect to any claim by or
liability to any employee employed by the Company and the Subsidiaries arising as the result of the termination of such employee's employment with the Company or the Subsidiaries or any action by Purchaser subsequent to the Closing Date;

          (iv) to the extent of any reserves, accruals or amounts recorded as of the Closing Date with respect to any obligation, liability or matter for which reserves or accruals are reflected in the Company's financial statements and $436,000 in the ENSR Report, dated November 1995, on the acquisition of Barber Industries, Ltd. titled NEWFLO Corporation, Environmental Due Diligence Examination of Barber Industries, Ltd., without duplication;

          (v) with respect to any obligation, liability or matter, including environmental remediation and clean-up, arising under laws, regulations or statutes that arise or are promulgated or announced after the Closing Date; and

          (vi) any obligation, liability or matter arising out of information Purchaser discloses to any Authority which disclosure is not required by Environmental Law or for which disclosure would not otherwise be reasonable business





Page 51
     practice in accordance with Purchaser's past practices, without consideration of indemnification under this
     Article X.

          (e)    Any indemnification of or recovery by
Purchaser for Losses under this Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit or Schedule to this Agreement arising after the Closing Date shall be limited solely to funds in the Escrow Account with the Escrow Agent under the Escrow Agreement, except as provided in Section 10.7(b) with respect to a breach of Section 3.1(a).

          (f)    The Sellers shall not be obligated or
liable for any Taxes or Tax-related indemnities, obligations or liabilities if and to the extent arising from any tax determinations, allocations or positions of the Purchaser or the Company after the Closing that are different from those of the Company prior to the Closing.

          (g)    The indemnified party shall utilize all
reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses, including reasonably pursuing other available indemnity rights.

          (h)    Any amounts payable under Section 10.2 or
Section 10.3 shall be treated by Purchaser, Sellers and the Company as an adjustment to the purchase price of the Shares, and shall be calculated after giving effect to (i) any proceeds received from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity and (ii) the actual recognized tax benefit to the indemnitee resulting from the damage, loss, liability or expense that is the subject of the indemnity;
provided that to the extent that any tax benefit is recognized in a tax year other than the year in which the indemnity is paid, the indemnitee shall make a payment to the indemnitor in the amount of such recognized tax benefit in the year in which it is realized. For purposes of this
Section 10.7, an actual recognized tax benefit is an actual reduction in taxes payable or a refund of taxes previously paid. Without limiting clause (ii), the taking of a Tax deduction in connection with any such damage, loss, liability or expense that is subject to a claim for indemnification shall be at the discretion of Purchaser.



     Page 52

                        XI   ARTICLE

                        MISCELLANEOUS

11.1 Expenses. Each party hereto shall bear its own expenses (including legal fees and expenses) with respect to this Agreement and the transactions contemplated hereby, except that such expenses of the Company and the Sellers shall be paid by the Representative, on behalf of the Company and the Sellers, in accordance with Section 2.3.

11.2 Limitation of Best Efforts. For purposes of this Agreement, when an obligation is imposed upon the Purchaser, Company or the Sellers to use its or their "best efforts" and/or "best efforts to cause", or words of similar import are used, they shall not be required to pay or transfer any money, property or other thing of value to any other party except nominal and routine charges for filing or recording fees, and courier and other communication services.

11.3 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by the Purchaser, the Company and the Representative.

11.4 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given,
(a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission or (c) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

          (a)    If to any Seller, addressed as follows:

          c/o Jonathan F. Boucher
          The Jordan Company
          9 West 57th Street
          Suite 4000
          New York, New York
          Facsimile No.: (212) 755-5263









Page 53
          with a copy to:

          Mayer, Brown & Platt
          1675 Broadway
          New York, New York 10019
          Attention:  James B. Carlson
          Facsimile No.:  (212) 262-1910

          (b)    If to Purchaser, addressed as follows:

          Precision Castparts Corp.
          4600 SE Harney Drive
          Portland, Oregon  97206
          Attention:  President and Chief Executive Officer
          Facsimile No.:  (503) 653-4817

          with a copy to:

          Stoel Rives LLP
          900 SW Fifth Avenue, Suite 2300
          Portland, Oregon  97204
          Attention:  Ruth A. Beyer
          Facsimile No.: (503) 220-2480

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

11.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same, except as provided in Section 6.7. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

11.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for


Page 54
convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections, Paragraphs, Subsections, Exhibits or Schedules shall refer to those portions of this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement.

11.8      APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED
BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE
INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT
TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

11.9 Binding Agreement. This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties.

11.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

11.11 Publicity. Prior to the Closing Date, except as required by law or the rules of any stock exchange, no public announcement or other publicity regarding this Agreement or the transactions referred to herein shall be made by either party hereto or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior consent of the other party, in any case, as to form, content, timing and manner of distribution or publication; provided, however, that nothing in this Section shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such transactions.

11.12 Further Assurances. Upon the reasonable request of Purchaser or the Representative, each party will on and after the Closing Date execute and deliver to the other


Page 55
parties such other documents, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, the Shares, and to effect and evidence the provisions of this Agreement and the Related
Agreements and the transactions contemplated hereby.

11.13 Entire Understanding. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties.

11.14 Limitation on Warranties. The Sellers make no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Purchaser. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS COVERED BY THE REPRESENTATIONS AND WARRANTIES IN ARTICLES III AND IV, THE COMPANY AND THE SELLERS DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AS TO ANY OTHER INFORMATION OR MATTERS. Purchaser acknowledges that neither the Company, any Subsidiary nor any Seller or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information which is not included in this Agreement or the Disclosure Schedule, and neither the Company, any Subsidiary, any Seller nor any other Person will have or be subject to any liability to Purchaser, any Affiliate thereof or any other Person resulting from the distribution of any such information to, or use of any such information by, Purchaser, any Affiliate thereof or any of their agents, consultants, accountants, counsel or other representatives. Without limitation of the foregoing, to the extent that any memoranda or summaries prepared by any Seller, the Company, any Subsidiary or by any of their respective advisors or representatives regarding the Company, the Subsidiaries, or their respective businesses are or have been provided to Purchaser, Purchaser acknowledges and agrees that no representation or warranty is made to Purchaser or any Affiliate thereof or any other Person as to the completeness or accuracy of such memoranda or summaries.





Page 56

11.15 Disclosure Schedule. Any fact or item in any portion of the Disclosure Schedule shall be deemed to be disclosed with respect to any other relevant portion, whether or not an explicit cross-reference appears. No representation or warranty hereunder shall be deemed to be inaccurate if the actual situation is disclosed in the Disclosure Schedule. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.

11.16 Representative. (a) Notwithstanding any statement to the contrary contained herein, the Company and each Seller hereby irrevocably authorizes and appoints TJC Management Corp. or their successor appointed pursuant to this Section (the "Representative") as its true and lawful attorney and representative with full power and authority to take any and all actions and execute any and all documents and agreements in the Company or such Seller's name, place and stead, with the same effect as if such action were taken or such document or agreement were executed by the Company or such Seller, in connection with any matter or thing relating to this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby, including (without limitation) (i) to negotiate and settle any claim for indemnification by Purchaser against the Company or any Seller, (ii) to accept any funds on behalf of the Company or such Seller, (iii) to enter into amendments of this Agreement and the Related Agreements, and (iv) to make the determinations and payments described in Article II. TJC Management Corp. hereby accepts their appointment as the Representative and agrees to perform all of the duties of the Representative hereunder. The appointment shall terminate with respect to the Company at the Closing.

(b) The Representative cannot resign or be removed by the Sellers or the Company, respectively, except upon delivery to Purchaser of a written instrument signed by the successor
Representative and by the Company or by Sellers



Page 57

(or their successors in interest) having a majority of the Ownership Percentage, as the case may be, in which the successor Representative agrees to serve as Representative and the Company or said Sellers consent thereto (such instrument being referred to as a "Representative
Replacement Instrument").

(c) The signature of the Representative on behalf of the Company or Sellers shall be deemed to be the signature of the Company or each of the Sellers, as the case may be, and they shall be bound by the terms of any documents and agreements executed and delivered by the Representative pursuant to this Agreement as though they were actual signatories thereto. Purchaser shall be entitled to rely, without any investigation or inquiry by Purchaser, upon all action by the Representative as having been taken upon the authority of the Company or the Sellers. Any action by the Representative taken on behalf of the Company or a Seller shall be conclusively deemed to be the action of the Company or such Seller, and Purchaser shall not have any liability or responsibility to the Company or any Seller for any action taken in reliance thereon.

(d) The Sellers hereby agree to bear the reasonable charges of the Representative, including reimbursement for out-of-pocket expenses and other costs, and such attorneys' fees, expenses and other costs as may be incurred by Representative in connection with the administration of the provisions of this Agreement.

(e) Notwithstanding anything herein to the contrary, the Representative shall not be obligated to inquire as to the form, execution, sufficiency or validity of any such instruments or agreements or the identity or authority or offices of the persons executing and delivering the same. The Representative shall not be liable to any party hereto for any act which he may do or omit to do hereunder in good faith, and the Sellers hereby covenant and agree, severally, forever to save, hold and keep the Representative harmless from any liability or claims (including attorneys' fees, court costs and arbitration costs) suffered or incurred, directly or indirectly, in connection with this Agreement; provided, however, that the Representative shall be fully responsible for any and all acts of willful misconduct or fraud on the part of the Representative.





Page 58

11.17     JURISDICTION OF DISPUTES; WAIVER OF JURY TRIAL.
IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LIT IGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY
(A) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK, NEW YORK);
(C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) DESIGNATE, APPOINT AND DIRECT CT CORPORATION SYSTEM AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE STATE OF NEW YORK;
(E) AGREE TO NOTIFY THE OTHER PARTIES TO THIS AGREEMENT IMMEDIATELY IF SUCH AGENT SHALL REFUSE TO ACT, OR BE PREVENTED FROM ACTING, AS AGENT AND, IN SUCH EVENT, PROMPTLY TO DESIGNATE ANOTHER AGENT IN THE CITY OF NEW YORK, SATISFACTORY TO SELLERS AND PURCHASER, TO SERVE IN PLACE OF SUCH AGENT AND DELIVER TO THE OTHER PARTY WRITTEN EVIDENCE OF SUCH SUBSTITUTE AGENT'S ACCEPTANCE OF SUCH DESIGNATION;
(F) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.4 FOR COMMUNICATIONS TO SUCH PARTY; (G) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (H) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.



Page 59

11.18 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgement of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.19 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.






















Page 60

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                         NEWFLO CORPORATION


                         By:  /s/JONATHAN F. BOUCHER
                              ______________________________
                         Name:     Jonathan F. Boucher
                         Title:    Vice President


                         PRECISION CASTPARTS CORP.


                         By:  /s/ WILLIAM D. LARSSON
                              ______________________________
                         Name:     William D. Larsson
                         Title:    Vice President and
                                   Chief Financial Officer

                         SELLERS:

                         MCIT PLC

                         By:  /s/ DAVID W. ZALAZNICK
                              ______________________________
                         Name:     David W. Zalaznick
                         Title:    President
                                   Jordan/Zalaznick
                                     Investment Advisors

                         EQUITY-LINKED INVESTORS, L.P.

                         By:  /s/ FRANK J. PADOS, JR.
                              ______________________________
                         Name:     Frank J. Pados, Jr.
                         Title:    Attorney-in-Fact


                         EQUITY-LINKED INVESTORS-II

By:                      /s/ FRANK J. PADOS, JR.
                              ______________________________
                         Name:     Frank J. Pados, Jr.
                         Title:    Attorney-in-Fact



Page 61

                         WHITE RIVER CORPORATION

By:                      /s/ ROBERT T. MARTO
                              ______________________________
                         Name:     Robert T. Marto
                         Title:    President and
                                   Chief Executive Officer

                         THE KB MEZZANINE FUND, L.P.

By:                      /s/ CAROLINE J. MERISON
                              ______________________________
                         Name:     Caroline J. Merison
                         Title:    Attorney-in-Fact


                         ALLSOP VENTURE PARTNERS III L.P.
                         by:  Mark Venture Partners L.P.,
                           General Partner

By:                      /s/ PAUL D. RHINES
                              ______________________________
                         Name:     Paul D. Rhines
                         Title:    General Partner

                         /s/ EDMUND DAMON
                         ___________________________________
                         Name:  Edmund Damon


                         /s/ ESTATE OF ROBERT DAVIS
                         ___________________________________
                         Name:  Estate of Robert Davis


                         /s/ J. JACK WATSON
                         ___________________________________
                         Name:  J. Jack Watson


                         /s/ RICHARD D. MORTON
                         ___________________________________
                         Name:  Richard D. Morton


                         /s/ JOHN W. JORDAN, II REVOCABLE TRUST
                         ___________________________________
                         Name:  John W. Jordan, II
                             Revocable Trust

Page 62

                         /s/ DAVID W. ZALAZNICK
                         __________________________________
                         Name:  David W. Zalaznick


                         /s/ JONATHAN F. BOUCHER
                         __________________________________
                         Name:  Jonathan F. Boucher


                         /s/ JOHN R. LOWDEN
                         __________________________________
                         Name:  John R. Lowden


                         /s/ PAUL RODZEVICK
                         __________________________________
                         Name:  Paul Rodzevick


                         /s/ JOHN CAMP
                         __________________________________
                         Name:  John Camp


                         /s/ JAMES E. JORDAN
                         __________________________________
                         Name:  James E. Jordan


                         /s/ STEPHEN B. MCDONALD
                         __________________________________
                         Name:  Stephen B. McDonald


                         /s/ ADAM E. MAX
                         __________________________________
                         Name:  Adam E. Max



                         LEUCADIA INVESTORS, INC.
By:

                         /s/ RUTH KLINDTWORTH
                         __________________________________
                         Name:     Ruth Klindtworth
                         Title:    Vice President


Page 63

                         HELLER FINANCIAL, INC.

By:

                         /s/ PATRICIA WEITZMAN
                         __________________________________
                         Name:     Patricia Weitzman
                         Title:    Senior Vice President


                         GIRO CREDIT BANK

                         /s/GIRO CREDIT BANK
                         __________________________________
                         Name:
                         Title:


                         ARAB BANKING CORPORATION

                         /s/ SHELDON TILNEY
                         __________________________________
                         Name:     Sheldon Tilney
                         Title:    Deputy General Manager


























Page 64